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                                                                 EXHIBIT 10(xiv)

                       SPX CORPORATION/PATRICK J. O'LEARY
                       NONQUALIFIED STOCK OPTION AGREEMENT


         THIS AGREEMENT is made as of October 14, 1996, by and between SPX CORPORATION ("SPX") and PATRICK J.O'LEARY ("Executive").

1. Grant of Option. As an inducement to secure Executive's acceptance of the position of Vice President Finance, Treasurer and Chief Financial Officer, SPX hereby grants to Executive an option (the "Option") to purchase 50,000 shares of its common stock, $10 par value (the "Common Stock") at the purchase price of $30.125 per share (the "Purchase Price"), in the manner and subject to the conditions hereinafter provided. The Compensation Committee of the Board of Directors of SPX (the "Committee") may make sure determinations and reasonable interpretations with respect to this Option as it deems necessary or advisable.

2. Time of Exercise of Option. This Option may be exercised with respect to up to 25,000 shares at any time six months after the date hereof, an additional 12,500 shares after January 15, 1999, and with respect to all such shares after January 15, 2000, but in no event beyond its expiration date of October 13, 2006.

3. Manner of Exercise. The Option may be exercised by written notice which shall:

         (a) state the election to exercise the Option and the number of shares in respect of which it is being exercised;

         (b) be signed by Executive or such other person or persons entitled to exercise the Option;

         (c)      be in writing and delivered to SPX's Secretary; and

         (d) be accompanied by payment in full of the Purchase Price for the shares to be purchased. Payment may be made by (i) check, bank draft, money order or other cash payment, or (ii) delivery of previously-acquired shares of Common Stock with a fair market value as of the exercise date equal to the Purchase Price (or a combination of (i) and (ii)). The fair market value of the Common Stock for this purpose shall be the closing price of a share of Common Stock as reported in the "NYSE-Composite Transactions" section of the Midwest Edition of The Wall Street Journal for the exercise date or, if no prices are quoted for such date, on the next preceding date on which such prices of Common Stock are so quoted.

4. Termination of Option. This Option is fully vested and not terminable with respect to 25,000 shares. This Option shall terminate with respect to the remaining 25,000 shares immediately if Executive's employment with SPX is terminated prior to January 15, 1999, and with respect to 12,500 shares if his employment is terminated after January 15, 1999, and prior to January 15, 2000. Any unexercised portion of this Option that has not terminated pursuant to the preceding sentences may be exercised by Executive within 12 months after the date on



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     which Executive's employment relationship terminates, provided that in the event of Executive's death the Option may be exercised only by Executive's legally-appointed executor or administrator or other legal representative.

5. Rights Prior to Exercise of Option. The Option may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Option shall be exercisable during the Executive's lifetime only by him. No person shall have any rights as a stockholder with respect to the shares of Common Stock until exercise of the Option and delivery of the shares as herein provided.

6. Adjustment in Event of Happening of Condition. In the event of any change in the outstanding shares of Common Stock that occurs by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Common Stock subject to the Option, and the Purchase Price, shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.

7. No Contract of Employment. Nothing contained in this Agreement shall be construed as a contract of employment between SPX and Executive, or as a right of Executive to be continued in the employment of SPX or as a limitation of SPX's right to discharge Executive with or without cause. Except as expressly provided herein, this Agreement shall not be construed as a term or condition of his employment and, in particular, it shall neither confer upon Executive any additional rights or privileges over his existing terms and conditions of employment nor shall it entitle Executive to additional compensation or damages upon termination of employment.

8. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, legal representatives, successors and assigns. This Agreement may be amended only by mutual agreement of the Committee and Executive.

9. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.


                   SPX CORPORATION                           EXECUTIVE

By:        /s/ John B. Blystone                       /s/ Patrick J. O'Leary
   -----------------------------------------------    --------------------------
           John B. Blystone                           Patrick J. O'Leary

Title:     Chairman and Chief Executive Officer
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